Exhibit 99.1

  Deckers Outdoor Corporation Reports Record First Quarter Financial Results; First Quarter Revenue Increases 45% to a First Quarter Record
 of $64.3 Million; First Quarter Diluted EPS Increases 41% to a First
                       Quarter Record of $0.69



    GOLETA, Calif.--(BUSINESS WIRE)--April 21, 2005--

    --  Company Reaffirms Fiscal 2005 EPS Guidance Range of $2.45 to
        $2.55

    Deckers Outdoor Corporation (NASDAQ: DECK) today announced record financial results for the first quarter ended March 31, 2005.
    For the first quarter, net sales increased 45.2% to $64.3 million versus $44.3 million in the same period last year. Net earnings for the quarter increased 65.1% to a record $8.9 million compared to earnings of $5.4 million last year and income per diluted share increased 40.8% to $0.69, versus income per diluted share of $0.49 in the first quarter of 2004.
    During the first quarter, Deckers' bad debt expense increased approximately $500,000 versus the same period a year ago, primarily as a result of non-payment by the Company's U.K. distributor for UGG, which it terminated in March 2005. This unanticipated bad debt expense equated to approximately $0.02 of income per diluted share in the first quarter of fiscal 2005.
    Chairman of the Board, Doug Otto, stated, "Once again, we were pleased to report record first quarter sales and earnings. Our strong top line performance was primarily fueled by continued growth in all three brands. Although our results were impacted by a higher than expected bad debt expense, we were still able to grow our net income by 65% to a record level for the first quarter. We remain optimistic about our future prospects, as our Fall bookings are coming in higher than previously estimated and this is reflected in our heightened outlook for the second half of the year."
    Including sales from both the wholesale divisions and the Internet and catalog retailing business, Teva net sales for the first quarter increased 5% to $39.4 million compared to $37.4 million last year, UGG net sales for the quarter increased 337% to $22.5 million from $5.1 million, and Simple net sales increased 41% to $2.4 million for the quarter compared to $1.7 million for the same period last year. Sales for the Internet and catalog retailing business, which are included in the brand sales numbers above, aggregated approximately $5.0 million for the first quarter of 2005, up 38% from $3.6 million for the first quarter of 2004.
    Mr. Otto further stated, "During the first quarter, Teva achieved its highest quarterly net sales in the Company's history, despite unseasonable weather and lower than anticipated sales overseas. UGG experienced significant growth during the quarter, primarily as a result of carryover shipments of our 2004 Fall and Holiday product as well as the initial deliveries of our first Spring line. For Simple, sales were driven by strength in sneakers, sandals and clogs, as we benefited from expanded distribution and increased shelf space for the brand."
    The gross margin for the quarter was 46.0%, compared to 46.1% for the first quarter of 2004. Selling, general and administrative expenses were $15.2 million or 23.6% of sales for the first quarter of 2005 compared to $10.8 million or 24.3% of sales in the first quarter of 2004. This $4.4 million increase resulted primarily from $2.3 million of costs associated with the increased revenue, $0.8 of increased marketing costs, $0.5 million of increased bad debt expenses and $0.4 million related to the initial compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The continued leverage of our selling, general and administrative expenses resulted in a 70 basis point improvement in our operating margin to 22.4% of sales for the first quarter of 2005 compared to 21.7% for the same period last year.
    In order to better meet demand and ensure more timely deliveries to its retail partners in the second half of fiscal 2005 and to support the anticipated growth for the UGG Fall and Winter season this year, the Company made the strategic decision to receive Fall and Winter UGG products earlier than it did a year ago. As a result, inventories as of March 31, 2005 were up by $27.8 million as compared to March 31, 2004. The Company is comfortable with its current inventory position and expects inventories to return to normalized levels by year-end.
    Deckers updated its 2005 sales and earnings guidance. For the fiscal year 2005, the Company remains comfortable with its previously issued guidance of net sales between $250 million and $260 million and income per diluted share between $2.45 and $2.55. Due to the unseasonable weather and lower international expectations, the Company currently expects second quarter net sales to range from $40 million to $41 million and income per diluted share to range from $0.28 to $0.30. However, as a result of the better than expected Fall bookings for UGG, the Company expects to make up the sales and earnings shortfall in the second half of fiscal 2005, primarily in the third quarter. For fiscal 2005, the Company now expects annual net sales to be approximately $92 million to $95 million for Teva, $10 million to $12 million for Simple and $148 million to $153 million for UGG.
    Mr. Otto concluded, "Looking ahead, we remain confident about the vitality of our brands and the growth opportunities for our Company. We are committed to leveraging the strength of our assets in order to further build on our leadership position in the marketplace and believe we have the right personnel and well-developed infrastructure in place to successfully execute our strategy. We believe our new President, Angel Martinez, will make significant contributions to our business in 2005 and in future years."

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva(R), Simple(R) and UGG(R) brand names, which are also its registered trademarks.

    All statements in this press release that are not historical facts are forward-looking statements, including statements about the Company's future prospects, the Company's estimates regarding sales and income per diluted share results for the second quarter of 2005, expectations for the full year ending December 31, 2005, expectations regarding increased sales and earnings in the second half of 2005 and the third quarter of 2005, as well as sales expectations for each of the brands in 2005, among others. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, April 21, 2005. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Among the factors which could affect our financial condition and results of operations are the following: our ability to anticipate fashion trends; whether the UGG brand will continue to grow at the rate it has experienced in the recent past; possible shortages in top grade sheepskin or interruption in the supply of other materials, which could interrupt product manufacturing and increase product costs; the risk that our licensees will perform under their licenses; the risk that we are unable to accurately forecast consumer demand; the risk that retailers could postpone or cancel existing orders; the sensitivity of the footwear industry to changes in general economic conditions; whether we are successful in continuing to implement our growth strategy; the success of our customers; our ability to protect our intellectual property; our ability to develop and patent new technologies as our existing patents expire; the difficulty of matching inventory to future customer demand; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the availability of products, which can affect our ability to fulfill our customers' orders; the risk that raw materials do not meet our specifications or that the prices of raw materials may increase, which would potentially cause a high return rate, a loss of sales or a reduction in our gross margins; risks of international commerce resulting from our reliance on manufacturers outside the U.S.; the risk that our manufacturers, suppliers or licensees might fail to conform to labor laws or to our ethical standards; the need to secure sufficient and affordable sources of raw materials; our reliance on licensing partners to expand our business; the challenge of managing our brands for growth; currency risk; delays and unexpected costs that can result from customs regulations; the sensitivity of our sales, particularly of the Teva(R) and UGG(R) brands, to seasonal and weather factors; our reliance on independent distributors in international markets; legal compliance challenges and political and economic risk in our international markets; the potential impact of litigation; the effect of consolidations and restructurings on our customers in the footwear industry; intense competition within the footwear industry; the threat that terrorism could disrupt commerce in the U.S. and abroad; our ability to defend attacks on the validity of our intellectual property; and our ability to register and protect our intellectual property in expanding product and geographic markets. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company intends to continue its practice of not updating projections until its next quarterly results announcement. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Company's Quarterly Reports on Form 10-Q, the Company's Current Reports on Form 8-K or this news release.

                          (Tables to follow)



                     DECKERS OUTDOOR CORPORATION
                          AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)


                                            March 31,    December 31,
      Assets                                  2005          2004
                                           ------------  ------------

Current assets:
   Cash and cash equivalents              $ 17,634,000    10,379,000
   Short-term investments                        -----    15,475,000
   Trade accounts receivable, net           39,206,000    40,226,000
   Inventories                              45,446,000    30,260,000
   Prepaid expenses and other current
    assets                                   1,256,000     1,491,000
   Deferred tax assets                       3,240,000     3,240,000
                                           ------------  ------------
    Total current assets                   106,782,000   101,071,000

Property and equipment, at cost, net         3,787,000     2,838,000
Intangible assets, less applicable
 amortization                               70,242,000    70,319,000
Other assets                                   582,000       592,000
                                           ------------  ------------

                                          $181,393,000   174,820,000
                                           ============  ============

      Liabilities and Stockholders' Equity

Current liabilities:
   Trade accounts payable                 $ 13,669,000    16,524,000
   Accrued expenses                          5,379,000     7,968,000
   Income taxes payable                      8,533,000     6,725,000
                                           ------------  ------------
    Total current liabilities               27,581,000    31,217,000
                                           ------------  ------------

Deferred tax liabilities-noncurrent          2,607,000     2,607,000

Stockholders' equity:
   Preferred stock                               -----         -----
   Common stock                                123,000       122,000
   Additional paid-in capital               73,317,000    71,959,000
   Retained earnings                        77,478,000    68,591,000
   Accumulated other comprehensive income      287,000       324,000
                                           ------------  ------------
    Total stockholders' equity             151,205,000   140,996,000
                                           ------------  ------------

                                          $181,393,000   174,820,000
                                           ============  ============




                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
             Condensed Consolidated Statements of Income
                             (Unaudited)


                                             Three-month period ended
                                                    March 31,
                                            --------------------------
                                                2005          2004
                                             -----------   -----------

Net sales                                   $64,263,000    44,272,000
Cost of sales                                34,696,000    23,866,000
                                             -----------   -----------
   Gross profit                              29,567,000    20,406,000

Selling, general and administrative expenses 15,168,000    10,778,000
                                             -----------   -----------
   Income from operations                    14,399,000     9,628,000

Other expense (income):
   Interest, net                                (69,000)    1,118,000
   Other                                          1,000        (6,000)
                                             -----------   -----------
Income before income taxes                   14,467,000     8,516,000

Income taxes                                  5,580,000     3,134,000
                                             -----------   -----------

Net income                                  $ 8,887,000     5,382,000
                                             ===========   ===========

Net income per share:
   Basic                                    $      0.72          0.55
   Diluted                                         0.69          0.49
                                             ===========   ===========

Weighted-average shares:
   Basic                                     12,285,000     9,747,000
   Diluted                                   12,922,000    11,051,000
                                             ===========   ===========


    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
             or
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs or Brendon Frey, 203-682-8200